Exhibit 10.44
SYNOVUS FINANCIAL CORP.
Clawback Policy
Any incentive compensation provided to executives will be subject to clawback if the amount of compensation was based on a financial statement or a performance metric that was materially in accurate or for risk-related actions that result in or are reasonably expected to result in a material adverse impact to Synovus Financial Corp. or a business unit.
For these purposes, performance metrics include any metric, including corporate financial results, used directly or indirectly to determine whether or not incentive compensation is to be provided to an executive or group of executives or to determine the amount of any such compensation.
The portion of the incentive compensation that represents the excess over what would have been provided if there had been no material inaccuracy in the performance metric will be subject to clawback The Compensation Committee retains discretion to determined that it would not be in Synovus Financial Corp.’s best interests to enforce the clawback.